                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only
/X/  Definitive Proxy Statement                 (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                    WESTCORP
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 WESTCORP LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92718

                                                                   April 1, 1996

TO OUR SHAREHOLDERS

     You are cordially invited to attend the Annual Meeting of Shareholders of Westcorp (the "Company") to be held at 10:00 a.m. on April 30, 1996, at the Corporate Headquarters in Irvine, California. The Board of Directors and management hope that you will be able to attend the annual meeting in person.

     At the Annual Meeting, holders of the Company's common stock will be asked to vote (i) for the election of directors, and (ii) to ratify the appointment of Ernst & Young as the independent accountants for the Company for fiscal 1996. A formal Notice of Annual Meeting of Shareholders, Westcorp's 1995 Annual Report, the Company's Proxy Statement and a proxy card for the annual meeting accompany this letter.

     To assure that your shares will be represented, we ask that you read the enclosed materials and complete, sign, date and return the proxy card as soon as possible. Your vote, regardless of the number of shares you own, is important.

     We urge you to indicate your approval by voting FOR the matters indicated in the Notice and ask that you vote promptly. If you attend the Annual Meeting, you may vote in person if you desire, even if you have previously mailed your proxy card.

     On behalf of the Board of Directors, we thank you for your cooperation and continuing support.

                                          Sincerely,

                                          Ernest S. Rady
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                 WESTCORP LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92718

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 30, 1996

To the Shareholders of Westcorp

     The Annual Meeting of Shareholders of Westcorp, a California corporation ("the Company") will be held at the Corporate Headquarters, 23 Pasteur Road, Irvine, California, on Tuesday, April 30, 1996, at 10:00 a.m., for the following purposes:

     1. To elect three directors for terms expiring in 1998.

     2. To ratify the appointment of Ernst & Young as the independent accountants for Westcorp for fiscal 1996.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has selected March 1, 1996, as the record date (the "Record Date") for the Annual Meeting. Those holders of record of the Company's common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     All shareholders are requested to complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid self-addressed envelope, whether or not they expect to attend the Annual Meeting, in order to assure that their shares will be represented.

     Since mail delays occur, it is important that the proxy card be mailed well in advance of the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all your shares will be properly voted.

                                          By Order of the Board of Directors

                                          Harriet Burns Feller
                                          Secretary

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     FOR BANKS, BROKERAGE HOUSES AND NOMINEE HOLDERS, REQUESTS FOR ADDITIONAL COPIES OF THE COMPANY'S PROXY MATERIALS SHOULD BE ADDRESSED TO HARRIET BURNS FELLER, ESQ., WESTCORP, 23 PASTEUR ROAD, IRVINE, CALIFORNIA 92718.

                                 WESTCORP LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92718

                                PROXY STATEMENT

   APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS: APRIL 5, 1996

     This Proxy Statement constitutes the Proxy Statement of Westcorp, a California corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on April 30, 1996, and any adjournments thereof (the "Meeting").

MEETING DATE AND LOCATION

     The Meeting to consider the business described below will be held on April 30, 1996, at 10:00 a.m., at the Corporate Headquarters, 23 Pasteur Road, Irvine, California 92718.

PURPOSES

     At the Meeting, the shareholders will consider and vote on approval of proposals to (i) elect Class II directors of the Company to serve until 1998, and (ii) ratify the appointment of the Company's independent public accountants for fiscal 1996.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

     The close of business on March 1, 1996, is the record date (the "Record Date") for determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. On that date there were approximately 24,574,349 shares of the Company's common stock, $1.00 par value ("Common Stock"), outstanding and no shares of any other class of stock outstanding.

VOTE REQUIRED

     Each share of the Common Stock outstanding on the Record Date will be entitled to one vote with respect to approval of the various proposals submitted to the shareholders. Ratification of the Company's selection of its independent accountants is not required to be submitted for shareholder approval and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

MARKET VALUE OF STOCK

     As of Friday, March 1, 1996, Westcorp common stock had a market price of $18.125 per share. The common stock of Westcorp is traded on the New York Stock Exchange.

                     SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement. The entire cost of soliciting these proxies will be borne by the Company.

     Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of Class II directors specified herein, and FOR the ratification of the selection of Ernst & Young as the Company's independent accountants for fiscal 1996, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided on the proxy card, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the person designated as proxy will take such actions as he, in his discretion, may deem advisable.

The persons named as proxy and alternate were selected by the Board of Directors of the Company. Mr. Rady is an officer and director of the Company and Ms. Schaefer is an officer.

     Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later dated proxy,
(b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                               VOTING SECURITIES

     The Company has outstanding Common Stock, of which approximately 24,574,349 shares were outstanding as of the Record Date. Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of the Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, three nominees, Ernest S. Rady, Stanley E. Foster and Judith M. Bardwick are nominated for election as Class II Directors, each director to serve until 1998 and until his or her successor is elected and qualified. Nominee Rady has been a director since 1974, Nominee Bardwick, since 1994, and Nominee Foster, since 1978. At its January, 1996, meeting, the Board set the number of directors at seven, electing Howard C. Reese to serve as a Class I director. The person named as proxy, and his alternate, in the accompanying proxy have advised the Company of their intention to vote shares covered by proxies received in favor of the election of the nominees named above, each of whom have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, the proxy or his alternate in his or her discretion will vote for substitute nominees of the Board, unless otherwise instructed.

     The following information is submitted concerning the directors of the Company, including nominees for election, Ernest S. Rady, Stanley E. Foster and Judith M. Bardwick.

                                                   DIRECTOR
               NAME OF DIRECTOR              AGE    SINCE                  WESTCORP
    ---------------------------------------  ---   --------   -----------------------------------
    Ernest S. Rady**.......................  58      1974     Chairman of the Board of Directors
    Robert W. Jenkins***...................  74      1974     Vice Chairman, Director
    Alan L. Milligan*......................  66      1992     Director
    Stanley E. Foster**....................  68      1978     Director
    William J. Crawford*...................  66      1993     Director
    Judith M. Bardwick**...................  63      1994     Director
    Howard C. Reese*.......................  64      1996     Director

- ---------------
  * Class I Director, to serve until 1997

 ** Class II Director, nominee for term expiring in 1998

*** Class II Director

     The following information is submitted concerning each of the directors:

     Ernest S. Rady has served as Chairman of the Board of the Company since 1982; as a director since 1974; and is also President and Chief Executive Officer. He is also Chairman of the Board of Western Financial Savings Bank, F.S.B. (the "Bank") and Chairman of the Board and Chief Executive Officer of WFS Financial Inc ("WFS"). He also served as Chairman of the Board of Western Thrift and Loan Association, a predecessor of the Bank, from 1972. Mr. Rady is a principal shareholder, manager and consultant to a group of companies engaged in real estate management and development; property and casualty insurance; oil and gas exploration, and production; and distributing. Mr. Rady first became associated with other members of the management of the Bank in 1968 while serving on the Board of Directors of the Morris Plan Company of California.

     Robert W. Jenkins is Vice Chairman of the Board of Directors of the Company. He also served as the President of the Bank from 1982 to 1984, and has served as a director and as Chairman of the Bank from 1982 to 1992. He also served as President and as a director of Western Thrift and Loan Association, a predecessor of the Bank, from 1972. Mr. Jenkins has been involved in the financial services industry for the past 46 years. He served as President of the California Association of Thrift and Loan Companies in 1956 and 1976. He is a past secretary and director of the Thrift Guaranty Corporation of California, the guaranty fund for California Thrift and Loan Companies. Mr. Jenkins first became associated with other members of the management of the Bank while serving as Executive Vice President of the Morris Plan Company of California from 1961 to 1973.

     Alan L. Milligan has been a director of the Company since 1992 and was an officer of the Bank and its predecessors from 1973 until his retirement in July 1990. He was in charge of the Bank's Dealer Centers and the Collection Management System which handles the purchase of and collection of all consumer loans and contracts. He served as a Director of the Bank from 1989 through March, 1992 and was re-elected as a Director in 1993. Mr. Milligan is a past director of Thrift Guaranty Corporation of California, the guaranty fund for California Thrift and Loan Companies. Prior to his association with the Bank, he was with Morris Plan for 16 years.

     Stanley E. Foster has been President and Chief Executive Officer of Foster Investment Corporation and its predecessor Ratner Corporation, an apparel manufacturing and investment company headquartered in San Diego, California, since 1954. Mr. Foster also serves as the Chairman of the Board of Directors of International Licensing Corporation and Hang Ten International, and is a director of Postal Annex Plus, Trakmobile and Hot Topic, Inc. Mr. Foster has been a director of the Company since 1978.

     William J. Crawford joined the Board of the Company and the Bank in 1992. Prior to his association with the Bank, Mr. Crawford was the Savings and Loan Commissioner for the State of California from 1985 until 1990. Mr. Crawford has successfully operated several savings and loan associations over a period of 35 years.

     Judith M. Bardwick, Ph.D., is President and founder of Bardwick and Associates, a management consulting firm. In addition to her many academic achievements, Dr. Bardwick has been an active business consultant for more than two decades. Dr. Bardwick earned a B.S. degree from Purdue University and an M.S. from Cornell. She received her Ph.D. from the University of Michigan and subsequently became a Full Professor and Associate Dean of the College of Literature Science and the Arts at that university. Dr. Bardwick has devoted herself to consulting and business-related research and writing, concentrating on issues relating to improving organizational efficiency and management structure. She is currently a clinical Professor of Psychiatry at the University of California at San Diego and has worked as a psychological therapist. Her most recent business book, Danger in the Comfort Zone, was published in 1991. She is the author of three other books; in addition, she has published more than 70 articles on a wide range of topics during her distinguished career. Ms. Bardwick has been a director of the Company since 1994.

     Howard C. Reese joined the Company in 1987 as President and Chief Executive Officer of its subsidiary Westcorp Financial Services, Inc. (renamed WFS Financial Inc). He began his career in consumer finance with Household Finance Corporation in 1953 where he managed several branch offices in Southern California. In 1963, he joined Fireside Thrift Company as a manager. He progressed through the ranks as Supervisor, Assistant Vice President and Regional Director, and ultimately to Operations Vice President in charge of 73 branch offices within the State of California.

COMMITTEES OF THE BOARD

     The Company has a standing Audit Committee, consisting of Stanley E. Foster (Chairman), Alan Milligan and Robert W. Jenkins. The functions of the Audit Committee are to make recommendations to the Board with respect to the engagement of the Company's independent public accountants; to review the effectiveness of the Company's system of internal control; and to review, upon the request of management, professional services to be provided to the Company by outside auditors. The Company has contracted with its outside auditors to perform expanded audit procedures previously performed by an internal audit department. These expanded audit functions are overseen by The Director of Safety and Soundness who reports to the Audit Committee. The Audit Committee held six meetings in 1995.

     The Company has a standing Compensation Committee whose current members are Robert W. Jenkins (Chairman), Judith M. Bardwick, and Stanley E. Foster. The Compensation Committee reviews and approves recommendations for annual salaries of employees paid by the Company and reviews and sets the levels of compensation of senior management, as well as establishing policies applicable to, performance related to, and bases for compensation. The Compensation Committee held 4 meetings during 1995.

     The Executive Committee has the powers of the Board of Directors except as precluded by law and the Company's bylaws. The Executive Committee is comprised of Messrs. Rady, Jenkins, and Crawford. The Executive Committee met 7 times in 1995.

MEETINGS OF THE BOARD

     The Board of Directors of the Company held a total of 6 meetings during 1995. All directors have attended at least 75% of the meetings of the Board of Directors and Committees on which they serve.

COMPENSATION OF DIRECTORS

     Each director who is not also an officer of the Company or any of its subsidiaries receives $2,500 per Board meeting attended and $750 for each committee meeting, which is not held in conjunction with a Board meeting, attended. Directors who are also officers of the Company or any of its subsidiaries are not compensated for their services as directors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is provided with respect to the executive officers of the Company who are not directors; effective January, 1996, employees providing administrative services to the Bank were transferred to Westcorp, the parent of the Bank, and provide those services at fair market values to the Bank, while remaining officers of the Bank. In January, 1996, Mr. Donald Kasle joined the Bank as President and Chief Executive Officer. He was elected Director of the Bank at its January, 1996, meeting.

                                                                                  OFFICER
               NAME                              POSITION                 AGE      SINCE
- -----------------------------------  ---------------------------------    ---     -------
Joy Schaefer.......................  Senior Executive Vice President,     36        1990
                                     Chief Operating Officer
Harriet Burns Feller...............  Executive Vice President,            53        1990
                                     Secretary and General Counsel
Lee A. Whatcott....................  Senior Vice President, Chief         36        1988
                                     Financial Officer
Richard W. Stephan.................  Senior Vice President, Chief         57        1994
                                     Information Officer
J. Keith Palmer....................  Vice President, Treasurer            35        1993
Mark K. Olson......................  Vice President, Controller           32        1995
Anne FitzGerald....................  Vice President, Director of Human    36        1995
                                     Resources
Donald H. Kasle....................  Director, President, CEO of the      52        1996
                                     Bank
Robert E. Adams....................  Executive Vice President of the      45        1993
                                     Bank
Terrance P. Mungon.................  Executive Vice President of the      49        1979
                                     Bank
Gary L. Plooster...................  Senior Vice President of the Bank    44        1995
Kevin Farrenkopf...................  Senior Vice President of the Bank    34        1987
James R. Dowlan....................  Vice Chairman of the Board and       58        1984
                                     Senior Executive Vice President
                                     of WFS Financial Inc.
W. Lee Thyer.......................  Senior Executive Vice President      53        1988
                                     of WFS Financial Inc.

     The following is a brief account of the business experience of each executive officer who is not a director.

     Joy Schaefer is Senior Executive Vice President and Chief Operating Officer of the Company and is Vice-Chairman of the Board of Directors, President and Chief Operating Officer of WFS. She has served first as Senior Vice President, Chief Financial Officer and Treasurer of the Bank since March, 1992, and was elected Executive Vice President in January, 1994, and Senior Executive Vice President and Chief Operating Officer in December, 1994. Ms. Schaefer joined the Bank on January 1, 1990, as Assistant Vice President and Assistant Treasurer. Prior to her association with the Bank, she was an Audit Manager in the financial institutions group for Ernst & Whinney in the Long Beach, California, and Springfield, Illinois, offices. Ms. Schaefer also held various positions with Liberty National Bank in Oklahoma City, Oklahoma including Assistant Controller, Commercial Audit Manager and Vice President Loan Administration from 1985 to 1988. She is a member of the Financial Managers Society and the American Institute of Certified Public Accountants.

     Harriet Burns Feller is Executive Vice President, Secretary and General Counsel of the Company; the Bank and WFS. She started as Vice President and General Counsel of the Bank in May, 1990. Ms. Feller was Executive Vice President and General Counsel of Mercury Savings from 1986 to 1990, Vice President and General Counsel of Ponderosa Homes from 1981 to 1986 and Vice President, Corporate Counsel at Ticor Title Insurance, which she joined as litigation attorney in 1975. Ms. Feller served as Southern California President of American Corporate Counsel in 1990 and is a member of the attorney's committee for the California League of Savings Associations. Ms. Feller is an active member of the California Bar Association and has also passed the Bar Examinations in New York and Connecticut, where she practiced prior to 1975.

     Lee A. Whatcott is Senior Vice President and Chief Financial Officer of the Company and has served as Senior Vice President and Chief Financial Officer of the Bank since 1994. Lee joined the Bank in 1988 and became Vice President, Controller in 1992. Prior to joining the Bank, he was employed by what is now known as Ernst & Young LLP, independent auditors, and an international accounting firm. Lee is licensed as a Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

     Richard W. Stephan is Senior Vice President and Chief Information Officer of the Company and has served as Senior Vice President of the Bank since 1994. He has served as the Chief Information Officer of the Bank since joining the organization in 1994. Mr. Stephan has over 20 years of experience in the Information Technology field with the last 15 years in the financial institution services industry. Prior to his association with the Bank, Mr. Stephan was an Executive President of FiServ, a major provider of Information Services to the banking industry and he was a partner with Ernst and Whinney. At Ernst & Whinney he managed the consulting practice for the Western Region, served as the Senior Technology Partner for the firm for the banking industry and was a member of the planning committee for the firm-wide banking practice. Mr. Stephan is a member of the Chief Information Officer National Association and is a Certified Systems Professional.

     J. Keith Palmer is Vice President and Treasurer of the Company and the Bank. He has also served as Assistant Vice President and Treasurer of the Bank since March, 1993, and then as Vice President and Treasurer since December, 1994. Prior to joining the Bank in 1993, Mr. Palmer served as a Capital Markets Examiner with the Office of Thrift Supervision from 1991 to 1993. From 1986 to 1991, Mr. Palmer served in various capacities with the Office of Thrift Supervision. Mr. Palmer has worked in the banking industry for 10 years.

     Mark K. Olson is Vice President, Controller of the Company and the Bank. He joined the Bank in 1991 as Accounting Systems Director and has held various positions since that time. Prior to joining the Bank, Mr. Olson was employed by what is now known as Ernst & Young LLP, independent auditors and an international accounting firm. Mark is a licensed Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

     Anne M. FitzGerald joined the Bank in 1995 as Vice President, Director of Human Resources. Ms. FitzGerald has over 13 years experience in the Human Resources field, and spent the last 5 1/2 years working for Pepsi Cola, ultimately as Director of Human Resources. Previous experience includes various Human Resources experiences working for Pier 1 Imports and Texas Instruments. Anne holds her Masters in Labor and Industrial Relations from Michigan State University and her Masters in Business Administration from Southern Methodist University.

     Donald H. Kasle joined the Bank in January, 1996, as President and Chief Executive Officer. Mr. Kasle came to the Bank with 30 years experience in commercial banking. Previously, Mr. Kasle served as Chairman & Chief Executive Officer, and before that, President & Chief Operating Officer, of Bank One Dayton N.A., Dayton, Ohio from 1986 to 1995. Mr. Kasle was President and Chief Executive Officer of Westport Bank of Kansas City from 1985 to 1986. He began his career with First National Bank of Kansas City as a management trainee in 1966 and remained with First National until 1985. Long active in banker education and development programs, Mr. Kasle is past member of the American Bankers Association Leadership Development Council, Founding Chairman of the ABA's Institute for Certified Bankers and past Chairman of the Advisory Board of the Stonier Graduate School of Banking. He also served for many years as a member of the ABA's Education Policy and Development Council. Mr. Kasle is a Certified Lender -- Business Banking as confirmed by the Institute of Certified Bankers.

     Robert E. Adams has served as Executive Vice President of the Mortgage Banking Division of the Bank since January, 1994. He served as Senior Vice President since starting with the Bank in April, 1993. Mr. Adams has in excess of twenty years mortgage banking experience in virtually every phase of production and operations. Prior to joining the Bank, he was First Vice President of the Retail Division for Countrywide Funding Corporation, where he oversaw all aspects of operations for its nationwide branch system.

     Terrance P. Mungon is Executive Vice President of the Bank. He is currently in charge of the Consumer Mortgage Lending Division which specializes in consumer equity lending in the Western United States. He previously served as Executive Vice President of the Retail Banking Division. Mr. Mungon also serves as Chairman of the Board of Westplan Investments which offers annuities and mutual funds to the Bank's retail customers. Mr. Mungon has been with the Bank for over 17 years and has 26 years of Consumer Banking experience.

     Gary L. Plooster joined the Bank in May, 1995, and serves as Senior Vice President of National Production and Operations for Wholesale and Retail Mortgage Banking. Mr. Plooster has over 20 years of Mortgage Banking background incorporating experience in every aspect of the industry. Prior to joining the Bank, he served as Managing Director of Residential Lending for Union Federal Bank. In addition, he started and managed the National Wholesale Lending Business Division for Shearson Lehman and served as their Executive Vice President for eight years where he had P&L and return-on-assets accountability.

     Kevin R. Farrenkopf has served as Senior Vice President of the Retail Banking Division of the Bank since October of 1995, after serving as Divisional Vice President for Retail Banking since 1994. Previously, Mr. Farrenkopf served as Regional Vice President in 1993, Vice President in 1990 and Branch Manager in 1987, which is also the year he was hired. He has 13 years experience in the industry, the first four spent at Norwest Financial, Inc. He is a member of the Western League of Savings Institutions, serving on the Retail Banking Committee.

     James R. Dowlan has served first as Senior Vice President of the Bank from 1984 and then as Executive Vice President of the Bank from 1989. He is President of Westplan Insurance Agency, Inc., Westhrift Life Insurance Company, Western Financial Auto Loans, Inc., and Western Financial Auto Loans 2, Inc., all subsidiaries of the Bank. Prior to his association with the Bank, Mr. Dowlan was Vice President, Loan Administration of Union Bank where he held several positions from 1973, the last position being Vice President. He served for several years on the National Advisory Board, American Bankers Association and the Consumer Lending Committee of the California Bankers Association. He is currently a member of the Consumer Bankers Association.

     W. Lee Thyer is the Senior Executive Vice President of WFS in charge of the Branch Division. Mr. Thyer joined WFS in 1988. Prior thereto, Mr. Thyer held various positions at Fireside Thrift and Loan Association where he worked for 22 years from 1966 to 1988. In addition, Mr. Thyer serves on the Westcorp

ESOP/401K committee and on the board of the California Financial Services Association/Independent Section.

ITEM 11 -- EXECUTIVE COMPENSATION

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Chief Executive Officer and the next four most highly compensated executive officers for the three fiscal years ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

     Compensation described in this table is compensation paid by the Company including its subsidiaries:

                                                                          LONG-TERM
                                                                     COMPENSATION AWARDS
                                                                    ---------------------
                                   ANNUAL COMPENSATION(1)             STOCK                  ALL OTHER
    NAME AND PRINCIPAL     --------------------------------------   OPTIONS(3)              COMPENSATION
         POSITION          YEAR   SALARY($) BONUS($)  OTHER($)(2)    (SHARES)     SARS(4)      ($)(5)
- -------------------------- ----   -------   -------   -----------   ----------    -------   ------------
Ernest S. Rady............ 1995   369,984   148,000     181,703            0      50,000       30,010(8)
  Chairman of the Board    1994   330,000   132,000      16,009       44,500           0       22,579
  of Directors, President  1993   300,000   100,000       5,785       37,800(6)        0       25,503
     and
  Chief Executive Officer
Howard C. Reese........... 1995   201,080    66,960     445,978            0      46,667       22,251(9)
  Vice Chairman of the     1994   175,000    58,275       4,883        8,300           0       16,263
  Board of Directors (also 1993   154,094    51,360       7,350       31,000(7)        0       22,409
  President and Chief
  Operating Officer during
  1995) of WFS
James R. Dowlan........... 1995   197,100    65,634     343,217            0      40,000       24,328(10)
  Vice Chairman of the     1994   175,000    58,000       8,423        9,400           0       17,833
  Board of Directors and   1993   156,250    52,000       7,350       21,000(6)        0       27,810
  Senior Executive Vice
  President of WFS
Joy Schaefer.............. 1995   185,000    61,605           0        8,000      40,000       16,611(11)
  Senior Executive Vice    1994   150,000    50,000           0       10,000           0       11,532
  President and Chief      1993   125,000    37,500       9,700       15,275           0        8,398
  Operating Officer of the
  Company and the Bank,
  and President, Chief
  Operating Officer and a
  Vice-Chairman of the
  Board of Directors of
  WFS
Richard W. Stephan........ 1995   157,500    31,500           0        4,000           0       12,710(12)
  Senior Vice President    1994   150,000    10,000           0            0           0            0
     and
  Chief Information        1993         0         0           0            0           0            0
     Officer

- ---------------
(1) The compensation of Mr. Reese was paid by WFS Financial Inc. The compensation for Mr. Rady was paid by Westcorp. Mr. Dowlan's compensation was paid partly by the Bank and partly by WFS Financial Inc. Ms. Schaefer's and Mr. Stephan's compensation were paid by the Bank.

 (2) Includes the spread between market price and exercise price on options exercised.

 (3) Stock options for shares of Westcorp, the parent company, awarded in the year indicated and exercisable in the future. Original number granted (shown in chart) will increase as a result of subsequent stock dividend(s).

 (4) SARs awarded by WFS pursuant to the Directors SAR Plan which is for employees who are directors and the independent directors. The SAR Plan is described below. SARs awarded in 1995 and exercisable, part in 1995 and part in the future.

 (5) Includes above market preferential interest return on salary deferral by executive under deferred compensation plans, plus Company contribution to 401(k) and ESOP. A contribution of $2.4 million was funded for 1995 to the Savings Plan (401(k) and ESOP) which benefits other employees in addition to those named in the Table. The Plan is described below.

 (6) Stock options (originally awarded in 1991) repriced in 1993.

 (7) Includes 21,000 stock options (originally awarded in 1991) repriced in 1993.

 (8) Includes $13,937 in accrued above-market earnings on deferred compensation plus $16,073 employer contribution to 401(k)/ESOP Plan.

 (9) Includes $6,275 in accrued above-market earnings on deferred compensation plus $15,976 employer contribution to 401(k)/ESOP Plan.

(10) Includes $8,339 in accrued above-market earnings on deferred compensation plus $15,989 employer contribution to 401(k)/ESOP Plan.

(11) Includes $645 in accrued above-market earnings on deferred compensation plus $15,966 employer contribution to 401(k)/ESOP Plan.

(12) Includes $161 in accrued above-market earnings on deferred compensation plus $12,610 employer contribution to 401(k)/ESOP Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option and SAR grants in fiscal 1995 to the Named Executive Officers.

                                                                                        POTENTIAL REALIZED
                                                                                         VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                        PERCENTAGE OF                                          STOCK
                                      TOTAL OPTIONS/SARS                                 APPRECIATION FOR
                      OPTIONS("O")        GRANTED TO        EXERCISE OR                     OPTION TERM
                        SARS("S")        EMPLOYEES IN        BASE PRICE     EXPIRATION  -------------------
        NAME          GRANTED(1)(2)      FISCAL 1995       (PER SHARE)($)     DATE       5%($)      10%($)
- --------------------  -------------   ------------------   --------------   ---------   -------     -------
Ernest S. Rady......    50,000(S)            9.83%             $16.50       8/08/2000   227,500     504,075
Howard C. Reese.....    46,667(S)            9.17%              16.50       8/08/2000   212,335     470,403
James R. Dowlan.....    40,000(S)            7.86%              16.50       8/08/2000   182,000     403,200
Joy Schaefer........     8,000(O)           27.12%              13.00       5/23/2000    28,733      63,493
                        40,000(S)            7.86%              16.50       8/08/2000   182,000     403,200
Richard W.
  Stephan...........     4,000(O)           13.56%              13.00       5/23/2000    14,366      31,746

- ---------------
(1) SARs were granted by WFS as to WFS stock pursuant to a Plan described below. All SARs in this table vest in one-third increments with the first third vesting August 8, 1995; the second third on December 31, 1995; and the last third on December 31, 1996. Vesting of the second and third one-thirds is conditioned upon WFS reaching certain after-tax net income goals.

(2) Westcorp options were granted at the market price of the stock at the date of the grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF              VALUE OF UNEXERCISED
                                                         UNEXERCISED                 IN-THE-MONEY
                                                    OPTIONS("O")/SARS("S")           OPTIONS/SARS
                         SHARES         VALUE           AT 12/31/95(#)              AT 12/31/95($)
                       ACQUIRED ON     REALIZED       EXERCISABLE("E")/              EXERCISABLE/
        NAME           EXERCISE(#)        $           UNEXERCISABLE("U")         UNEXERCISABLE(2)(3)
- ---------------------  -----------     --------     ----------------------     ------------------------
Ernest S. Rady.......     41,675       $181,703         42,937  E(O)              $473,814  E(O)
                               0              0         35,045  U(O)               357,610  U(O)
                               0              0         33,300  E(S)                99,900  E(S)
                               0              0         16,700  U(S)                50,100  U(S)
Howard C. Reese......     45,464        445,978          1,312  E(O)                14,117  E(O)
                               0              0          6,537  U(O)                62,280  U(O)
                               0              0         31,080  E(S)                93,240  E(S)
                               0              0         15,587  U(S)                46,761  U(S)
James R. Dowlan......     35,885        343,217          1,312  E(O)                14,117  E(O)
                               0              0          7,403  U(O)                68,913  U(O)
                               0              0         26,640  E(S)                79,920  E(S)
                               0              0         13,360  U(S)                40,080  U(S)
Joy Schaefer.........          0              0         17,358  E(O)               179,316  E(O)
                               0              0         23,193  U(O)               199,433  U(O)
                               0              0         26,640  E(S)                79,920  E(S)
                               0              0         13,360  U(S)                40,080  U(S)
Richard W. Stephan...          0              0          2,625  E(O)                28,245  E(O)
                               0              0         11,875  U(O)               106,735  U(O)
                               0              0              0                           0
                               0              0              0                           0

- ---------------
(1) There were no exercises of SARs in 1995.

(2) Options based on the closing price on the New York Stock Exchange of Westcorp common stock on December 29, 1995. ($18.50)

(3) SARs based on the closing price on NASDAQ of WFS common stock on December 29, 1995. ($19.50)

  Employment Contracts and Termination of Employment and Change in Control Arrangements

     Westcorp executed in 1987 Employment Contracts with several senior executives of Westcorp which provisions are triggered by a change in control of Westcorp. Under the agreements, Messrs. Dowlan and Reese are guaranteed employment for a period of 24 months from the initiation of change of control proceedings at the salary level in effect at initiation of the change of control process. The Company reserves the right to terminate the agreements for cause, which includes fraud or other misconduct of the employees.

CERTAIN BENEFITS

  Executive Deferral Plans

     Effective August 1, 1985, Westcorp established an Executive Deferral plan ("EDP") for certain senior executives of Westcorp and its subsidiaries, including the Bank, as determined by the Board of Directors. A participant in the EDP may defer a portion of his compensation from a minimum of $2,000 a year to a maximum of 75% of his gross annual salary. The employer matches contributions up to 5% of a participant's annual salary, excluding bonus. After the seventh year of participation, there is a mandatory lump sum distribution to the participant of the first four years' deferrals with interest thereon at Moody's Investors Service Seasoned Corporate Bond Rate (the "Moody's Rate") plus 3%. Upon retirement at the later of age 65 or 10 years of participation in the EDP, a participant's account will yield a compound interest rate equal to the Moody's Rate plus 8%. A participant's account balance is (i) the employer's contribution and (ii) deferrals for the fifth and subsequent years of participation. Retirement benefits are paid out over a 15-year period.

     If a participant terminates employment for reasons other than death, disability, or retirement prior to making four years of deferrals, he receives all deferrals, the employer's contributions, and interest thereon.

Interest is credited at Moody's Rate through the first two years of participation in the EDP, and increases one percent each year through the fifth year when it equals Moody's Rate plus 3%. If a participant terminates employment after making four years of deferrals, he receives all his deferrals, the employer's contributions, interest credited to those amounts (i) at Moody's Rate plus 3% and (ii) additional interest accruing on his account balance at Moody's Rate plus 8% (the "Increased Interest"). The right to receive the Increased Interest becomes 50% vested following five years of participation, with an additional 10% vesting following each subsequent year, so that the participant is 100% vested after ten years of participation.

     Benefits owing under the EDP are paid by the employer through borrowings against or proceeds from insurance policies on the lives of the participants purchased by the employer.

     Effective September 1, 1988, Westcorp established a second Executive Deferral Plan ("EDP2") for certain participating executives as determined by its Board of Directors. A participant in EDP2 may defer a portion of compensation from a minimum of $2,000 a year to a maximum of 5% of base annual salary, excluding bonus. The employer matches contributions up to 5% of a participant's base annual salary, excluding bonus. Interest is credited to a participant's account at Moody's Rate plus 5%.

     Participants making contributions to the Plan during or before attaining age 54 will be paid an amount equal to the initial annual deferral amount (participant deferral plus employer match) on each of the seventh, eighth and ninth year anniversaries. Each participant's remaining balance will continue to accumulate at a rate equal to Moody's Rate plus 5% until death, retirement or other termination of employment, whichever occurs first.

     Upon retirement at the later of age 65 or 10 years of participation in EDP2, the participant will be paid an amount per month over a 15 year period based on the amounts deferred, credited with interest, minus the payments made on the seventh, eighth and ninth anniversaries described above.

     If the participant dies before retirement, the participant's beneficiary will receive the existing account balance in a lump sum or over a 15 year period with the unpaid balance being credited at Moody's Rate. If the participant dies after retirement, the participant's beneficiary will receive any unpaid installments due with the unpaid balance being credited at Moody's Rate.

     If a participant terminates employment for reasons other than death, disability, or retirement prior to making four years of deferrals, he receives his deferrals and interest thereon. Interest is credited at Moody's Rate through the first two years of participation in EDP2, and increases, one percent each year through the fourth year when it equals Moody's Rate plus 3%. The participant will also receive a percentage (10% for each year through the tenth year) of the employer match and interest thereon at Moody's Rate plus 3%.

     A participant leaving employment after completing four years of deferrals receives his deferrals and interest thereon credited at Moody's Rate plus 3%. The participant will also receive a percentage (10% for each year through the tenth year) of the employer match and interest thereon at Moody's Rate plus 3%.

     Benefits provided by EDP2 are paid by the employer through borrowings against or proceeds from insurance policies on the lives of the participants purchased by the employer.

     Effective May 1, 1992, Westcorp established a third Executive Deferral Plan ("EDP3") for certain participating executives as determined by its Board of Directors. A participant may defer a portion of compensation from a minimum of $2,000 a year to a maximum of 5% of base annual salary. There is no employer match in EDP3, unlike EDP1 and EDP2. Interest is credited to a participant's account at the Moody's Rate. Participant's first year's contribution plus interest will be distributed beginning in the sixth year. Participant's second year's contribution plus interest will be distributed in year seven and so on. If a participant terminates employment, he receives all deferrals plus interest.

     Effective September 1, 1996, Westcorp established a fourth Executive Deferral Plan ("EDP4") for certain participating executives as determined by the Board of Directors. A participant in EDP4 may defer a portion of compensation from a minimum of $2,000 per year to a maximum of 10% of base annual salary. There is an employer match in EDP4 based upon business results and at the discretion of the Board of Directors.

     Additionally, employees required to take distribution from earlier EDP plans, may elect to defer an additional amount up to the distribution they are required to take. This additional deferral is not eligible for any Company matching provisions. All deferrals are eligible for interest payments and interest is credited to a participant's account at the Moody's Seasoned Corporate Bond Rate. Participant's distributions are intended to occur only at retirement age of 65, or 10 years of participation in EDP4, whichever is later, or at termination. Participants receiving distributions can elect to receive them paid out over five, ten or fifteen years or in a lump sum option.

  Compensation Pursuant to WFS Benefit Plans

     In 1995, WFS adopted two SAR plans, the Employee Stock Appreciation Rights Plan ("Employee SAR Plan") and the Directors Stock Appreciation Rights Plan ("Director SAR Plan")(together the "Plans") whereby WFS Stock Appreciation Rights ("SARS") may be granted to officers, directors and key employees as determined by the Board of Directors of WFS; both Plans are separate from benefit plans maintained by the Bank or Westcorp. The Plans are for the benefit of certain WFS employees (the Employee SAR Plan) and employees who are also directors and independent directors (the Directors SAR Plan) and were designed to provide a method whereby directors, officers and employees of WFS who are largely responsible for the management, growth and financial success of WFS may be offered incentives and rewards which encourage them to increase their interest in the market performance of the common stock of WFS and to remain in the employ of WFS. Under the Plans, holders of SARs are entitled to surrender the SARs for cash equal to the excess of the fair market value of the surrendered SARs over the grant value of such SARs. SARs granted under the Plans are nontransferable and do no convey an interest in the stock of WFS. The Plans are administered by a committee of the Board of Directors and utilize and exercise terms and conditions similar to the Westcorp Stock Option Plans described below. Holders of SARs under the Plans who are persons subject to the filing requirements imposed under Section 16(a) of the Securities Exchange Act of 1934 are subject to certain additional Plan requirements. The Plans do not permit acceleration on a change of control or sale of WFS. The aggregate number of shares of WFS common stock to which SARs granted under the Plans relate are limited to 2,300,000 shares, subject to an anti-dilution provision. During 1995, 508,837 SARs were granted with the price per share ranging from $16.38 to $16.50. At December 31, 1995, 104,451 SARs were exercisable.

  Stock Option Plans

     1982 Stock Option Plan. Westcorp's incentive stock option plan was adopted by the Board of Directors of Westcorp and approved by its shareholders in April 1982 (the "1982 Stock Option Plan") and provides for the granting of options covering up to 900,000 shares of the Common Stock of Westcorp. The stock options granted to employees under the 1982 Stock Option Plan are intended to be "incentive stock options" within the meaning of the Internal Revenue Code of 1986 (the "Code"). Consequently, all options granted under the 1982 Stock Option Plan are exercisable at a price per share not less than the fair market value per share of the Common Stock on the date of grant, except that the exercise price of options may not be less than 110% of the fair market value if the optionee owns, prior to such grant, directly or indirectly, 10.0% of the outstanding Common Stock of Westcorp. The Compensation Committee of the Board of Directors of Westcorp, which is comprised of at least three members designated by the Board of Directors of Westcorp, serves as the 1982 Stock Option Plan administrator and in such capacity selects the employees to whom options are to be granted and the number of shares to be granted based upon an employee's length of service, the amount of his compensation, and his responsibilities, duties, and functions. The terms of such options may not exceed five years from the date of grant. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries. Optionees are prohibited from transferring or assigning any options other than due to the death of the optionee. The 1982 Stock Option Plan expired in April, 1992, although options granted under such plan will remain exercisable until 1996 unless earlier terminated pursuant to the terms of such plan.

     1991 Stock Option Plan. The other stock option plan of Westcorp was adopted by the Board of Directors of Westcorp in April, 1991, and approved by its shareholders in May, 1991, (the "1991 Stock Option

Plan" and, together with the 1982 Stock Option Plan, the "Stock Option Plans"). Employees and directors of the Westcorp and its subsidiaries are eligible to participate under the 1991 Stock Option Plan. Such plan is administered by the Westcorp Compensation Committee and, in such capacity, the committee selects employees and directors to whom options are to be granted and the number of shares to be granted based on the same criteria used to determine awards under the 1982 Stock Option Plan. No further options may be granted under the 1991 Stock Option Plan after April 15, 2001.

     Options granted under the 1991 Stock Option Plan may be either "incentive stock options" or "non-qualified options" within the meaning of the Code. However, only non-qualified options may be granted to directors who are not also employees. The exercise price for options granted under such plan must be established at a level not less than the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options may not be less than 110% of the fair market value if the optionee owns, prior to such grant, directly or indirectly, 10.0% of the outstanding Common Stock of Westcorp. The term of such options may not exceed 10 years from the date of grant. However, optionees who own, prior to a grant, directly or indirectly, 10.0% or more of the outstanding Common Stock of Westcorp, may not be granted "incentive stock options" with a term greater than 5 years. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries as provided in the 1991 Stock Option Plan. The options are also subject to all of the other terms and conditions of the written stock option agreement between the optionee and Westcorp.

     In the aggregate 3,150,000 shares of Westcorp Common Stock may be the subject of options granted under the 1991 Stock Option Plan. However, the number of shares subject to options granted under such plan (and the exercise prices for the options) are subject to adjustment in the event of any change in the outstanding shares of Westcorp as a result of stock dividends, stock splits or conversions of shares. If any option expires or terminates without having been exercised in full, the unpurchased shares become available again for purposes of future incentive and non-qualified stock options to be granted under the 1991 Stock Option Plan.

  Consolidated Plan

     Westcorp's Stock Purchase and Salary Savings Plan (the "Savings Plan") was adopted originally in 1982 and subsequently was amended and restated in 1985 to conform to requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984 and the Retirement Equity Act of 1984. A determination letter was issued by the Internal Revenue Service with respect to such restatement that the Savings Plan was a qualified plan under Section 401(a) of the Code and met the requirements of Section 401(k) of the Code. The first amendment to the restated Savings Plan was adopted in 1986. The Westcorp Employee Stock Ownership Plan (the "ESOP") was adopted originally in 1975 and known as the Westcorp, Inc. Profit Sharing Plan. The ESOP was restated in 1985, and a determination letter was issued by the Internal Revenue Service in 1986 stating that the ESOP was a qualified plan under Section 401(a) of the Code. The first amendment to the restated plan was adopted in 1986. Effective January 1, 1990, the Savings Plan and the ESOP were consolidated in the Westcorp Employee Stock Ownership and Salary Savings Plan (the "Consolidated Plan").

     The Consolidated Plan is administered by an Administration Committee appointed by the Board of Directors, which committee consists of at least three members. All employees of the Company and its subsidiaries are eligible to participate in the Consolidated Plan after satisfaction of minimum service and age requirements. Each year the Company may, in its discretion, make an ESOP contribution to the Consolidated Plan. Each participant is credited with one "unit" for each $100 in earnings paid to such participant by the employer in that year, and an additional "unit" for each full year of service to the employer. If the Company makes an ESOP contribution, it is allocated to each participant's ESOP Contribution Account (as such term is defined in the Consolidated Plan) in the same proportion as such participant's "units" bear to the total number of "units" credited to all participants for that year. Eligible employees may also elect to contribute from 1.0% to 10.0% of their earnings to a Salary Savings Contribution Account (as such term is defined in the Consolidated
Plan). Each year the employer may, in its discretion, make a matching employer contribution which is allocated to the Matching Contribution Account (as such term is defined in the Consolidated Plan) for each participant that makes a Salary Savings contribution for such year. If the Company makes a matching employer contribution, it is allocated to the matching contribution account in the same proportion that each such contribution of up to 6.0% of earnings bears to the total of all such contributions of up to 6.0% of earnings. The Company's annual contribution to a participant's ESOP Contribution Account and Matching Employer Contribution Account, and a participant's contribution to such participant's Salary Savings Contribution Account, may not exceed in the aggregate the lesser of 25.0% of such participant's annual compensation or one-fourth of the dollar limitation established under Section 415(b)(1)(A) of the Code.

     The Company's contributions to a participant's ESOP Contribution Account are invested in Westcorp common stock or approved investments at the direction of the plan administrator. Each participant who has completed ten years of service and has attained the age of 55 may also direct the plan administrator to diversify the investments allocated to such participant's ESOP Contribution Account. A participant's contributions to his or her Salary Savings Contribution Account are invested by the plan administrator in fixed income, stock or other permitted investment alternatives selected by the participant. The plan administrator selects the investment alternatives for the amount contributed by the employer to the Matching Employer Contribution Account. Interest, earnings, dividends, gains and losses are allocated to each participant's ESOP Contribution Account, Salary Savings Contribution Account and Matching Employer Contribution Account, as the case may be, in the proportion such account bears to the total accounts of all participants in that investment alternative. Shares of Westcorp common stock allocated to any of a participant's accounts are voted in accordance with the proxy of such participant. Each participant is also entitled to direct the plan administrator regarding the exercise of rights, other than voting rights, arising in connection with shares of Westcorp common stock allocated to such participant's accounts.

     Participants have a 100% non-forfeitable interest in the value of their Salary Savings Contribution Account at all times. The participant's interest in his or her ESOP Contribution Account and Employer Matching Contribution Account becomes 20.0% vested after the completion of three calendar years of service. An additional 20.0% becomes vested each following year, until the participant completes 7 years of service and the participant's interests become fully vested.

     A participant is entitled to receive all benefits under the Consolidated Plan, whether or not vested, upon death, permanent disability, or retirement at age 65. Upon termination of employment for any other reason, participants will receive the full amount of their Salary Savings Contribution Account and the vested portions of their ESOP Contribution Account and Matching Employer Contribution Account.

     The Company funded a $2.4 million contribution to the Consolidated Plan for 1995.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. Each member of the Compensation Committee is a non-employee director.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholder. The Compensation Committee endorses the belief that stock ownership by management and the granting of stock options to senior executives and key employees furthers that goal and fosters decision-making by its key employees with the Company's long-term safety and soundness in mind.

     The compensation plans and programs are structured to integrate pay with the Company's annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist the Company in attracting and retaining qualified executives. In furtherance of these goals, annual base salaries are generally set at or below competitive levels so that the Company relies to a large degree on annual incentive compensation to attract and retain corporate officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, incentive stock options are awarded by the holding company, the stock of which is publicly traded. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year the total compensation of the Company's executives may be more or less than the executives of the Company's competitors, depending upon the Company's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior executives, the Compensation Committee takes into account their consistent commitment to long-term success of the Company through conservative management of certain business units and aggressive management of other business units as dictated by existing and anticipated market conditions. Certainly the Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior executives of both adverse and advantageous market conditions for each of the Company's major businesses.

     At the beginning of each year, performance goals to determine annual incentive compensation are established for each business unit and for each executive. Financial goals include loan volume growth, operating earnings, loan delinquency levels and return on equity and return on assets, Community Reinvestment Act results, cost controls and productivity. The most weight is given to profitability as it relates to established goals. Management goals were established at the beginning of 1995 for those executives and managers who do not manage business units with direct financial goals. These goals were tailored to the particular functions required to be performed. At the end of each year, generally in December, performance against these goals and objectives is measured on both a predetermined arithmetic method and, to a certain extent, on subjective evaluation, in light of market conditions for the particular business unit. The results of these evaluations are then considered by the Compensation Committee when determining the amounts to be awarded (which appear as "Bonus" in the Summary Compensation Table).

     Certain business units of the Company performed in accordance with or in excess of budget, and the senior executives of those businesses received full performance bonuses, while business units which did not meet performance goals resulted in lesser or no bonuses for their respective managers.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation for 1995, the Compensation Committee discussed and considered all of the factors discussed above. In addition, target versus actual operating performance of the Company overall, and various subjective performance criteria were utilized to determine the extent to which the targeted annual bonus to the Chief Executive Officer would be paid. The Committee analyzed his performance in comparison to specific management objectives established at the beginning of the year. In addition, the Compensation Committee evaluated how the Company as a whole performed, as measured against its peers in California. Peer compensation information was obtained from the SNL Executive Compensation Review for the western United States. Peer information for the Company's performance was compiled by Montgomery Securities. Taken into account was the California economic environment, which put a degree of pressure on the earning capacity of certain of the Company's businesses.

     The Compensation Committee considered the factors stated above in arriving at the award of 1995 bonus compensation for the Chief Executive Officer as shown in the Summary Compensation Table. The bonus compensation for 1995 reflects the achievement of management objectives, including the improving financial performance; the restructuring and initial public offering of the WFS Financial subsidiary, improved efficiencies and productivity; the improved regulatory evaluations; and expansion of consumer lending operations into new states. The Committee established 1996 management objectives for the CEO.

STOCK OPTION GRANTS

     Westcorp, the holding company, uses stock options as long-term incentives and expects that it will continue to use this compensation alternative in the future. In 1991, the Company adopted, and the shareholders approved, a new stock option plan that made 3,150,000 shares of common stock of the Company available for just such purposes and is described above. The Westcorp Compensation Committee grants incentive stock options to employees of the Company and its subsidiaries and views such grants less as compensation and more as an incentive mechanism. Limited grants were made in 1995 to some executives as shown in the Summary Compensation Table, and to other key employees, which are in the appropriate tables.

OTHER COMPENSATION PLANS

     Other compensation benefits have from time to time been established for the benefit of senior executives and other managers and officers of the Company, each of which are discussed in the above materials. The results of these compensation plans on the most highly compensated executives are reflected in the Compensation Table.

POLICY REGARDING COMPLIANCE WITH I.R.C. SEC. 162(m)

     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162(m) and the Company intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not so comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          ROBERT W. JENKINS, CHAIRMAN
                                          STANLEY E. FOSTER
                                          JUDITH M. BARDWICK

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph depicting the yearly percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total return of the S & P 500 Index and a compiled peer group for the period of five fiscal years commencing December 31, 1990, and ending December 31, 1995.

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Westcorp specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                          OF WESTCORP AND PEER GROUPS

      MEASUREMENT PERIOD         WESTCORP INC.   INDUSTRY IN-
    (FISCAL YEAR COVERED)             CA              DEX        BROAD MARKET
1990                                    100.00          100.00          100.00
1991                                    239.69          155.90          130.48
1992                                    135.67          164.17          140.46
1993                                    182.67          172.15          154.62
1994                                    182.62          149.69          156.66
1995                                    380.48          246.78          215.54

                    CERTAIN TRANSACTIONS BETWEEN MANAGEMENT
                      AND THE COMPANY OR ITS SUBSIDIARIES

     The Bank leases its Encino branch office space and WFS its Dealer Center space from Insurance Company of the West ("ICW"), an affiliate of Mr. Rady, a director, President and C.E.O. of the Bank and Chairman of the Board and Chief Executive Officer of Westcorp and of WFS. Through September, 1995, the Bank also leased its Walnut Creek branch office space from ICW. The basic annual rent is adjusted annually and includes a portion of direct operating expenses. The Encino lease terms expire at various times through 1998. The Bank and WFS paid approximately $371,000 in rent to ICW in 1995. The Bank leases office space to ICW in Orange and Sacramento, California, for which it received rent of approximately $80,000 in 1995.

     The Bank leases from Carmel Country Plaza, an affiliate of Ernest Rady, the office space for its Del Mar offices. The lease terms expire in 1996 and 2001. The rent paid by the Bank for the Del Mar leases in 1995 totaled $133,000. The Kearny Mesa Business Center is landlord to the WFS's Dealer Center location in San Diego. Kearny Mesa Business Center is an affiliate of Ernest Rady. The total amount paid in 1995 pursuant to this lease which expires in 1996 was approximately $55,000.

     American Assets Inc., which is controlled by Ernest S. Rady, acts as building managers and rental agents with respect to the properties owned by the Bank and provides rehabilitation and disposition services to the

Bank for multifamily properties acquired by the Bank through foreclosure. In 1995, the Bank paid approximately $334,000 in fees to American Assets Inc. for such services.

     In the opinion of the Company these transactions have been on terms no less favorable to the Company than could be obtained from unaffiliated parties. All future transactions with persons affiliated with the Bank will be on terms no less favorable than those terms that could have been obtained in transactions with unaffiliated third parties. Furthermore, any future transactions with affiliated persons will continue to be approved by a majority of disinterested directors of the Company.

            SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

     The following table sets forth, as of December 31, 1995, certain security ownership information as to (a) the person who is beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee of the Company, (c) each of the named executive officers and (d) all officers and directors of the Company as a group. Management knows of no person, other than the person set forth below, who owns more than 5% of the outstanding shares of Common Stock.

                                                                             SHARES OF
                                                                           COMMON STOCK
                                                                            OF WESTCORP
                                                                           BENEFICIALLY
                                                                            OWNED AS OF      PERCENT OF
        NAME OF DIRECTOR                   POSITION WITH WESTCORP          DEC. 31, 1995      CLASS(1)
- ---------------------------------  --------------------------------------  -------------     ----------
Ernest S. Rady...................  Chairman of the Board, President,         15,226,777(2)      61.96%
                                   Chief Executive Officer, and Director
Robert W. Jenkins................  Vice Chairman, Director                      170,841          0.69%
Alan L. Milligan.................  Director                                      77,567(3)       0.32%
Stanley E. Foster................  Director                                     155,151(4)       0.63%
William J. Crawford..............  Director                                       3,307(5)         --(12)
Judith M. Bardwick...............  Director                                       1,312(6)         --(12)
Howard C. Reese..................  Director                                      41,789(7)       0.17%
Joy Schaefer.....................  Senior Executive Vice President, Chief        21,880(8)         --(12)
                                   Operating Officer
Richard Stephan..................  Senior Vice President, Chief                   2,625(9)         --(12)
                                   Information Officer
James R. Dowlan..................  Vice Chairman of the Board of                 42,874(10)      0.17%
                                   Directors of WFS, Senior Executive
                                   Vice President of WFS
Directors and Officers
  as a Group (21 persons)........                                            15,825,323(11)     64.40%

- ---------------
 (1) The percentages are calculated on the basis of the number of shares outstanding, plus the number of shares which such person or group has a present right to acquire pursuant to the exercise of stock options within 60 days of December 31, 1995. All shares are common stock.

 (2) Includes beneficial ownership of 42,937 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1995.

 (3) Includes beneficial ownership of 3,307 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans.

 (4) Includes beneficial ownership of 4,092 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans.

 (5) Consists of beneficial ownership of 3,307 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans.

 (6) Consists of 1,312 shares subject to options which are exercisable within 60 days of December 31, 1995.

 (7) Includes beneficial ownership of 1,312 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1995.

 (8) Includes beneficial ownership of 17,358 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1995.

 (9) Consists of beneficial ownership of 2,625 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans.

(10) Includes beneficial ownership of 1,312 shares which may be acquired within 60 days of December 31, 1995, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1995.

(11) Includes 97,277 shares subject to options which are exercisable within 60 days of December 31, 1995.

(12) Less than 0.1%.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             WHO ARE NOT MANAGEMENT

     As of April 1, 1996, no person or group other than Mr. Rady was known to the Company to have owned beneficially more than 5% of the outstanding shares of the Company's common stock. However, on February 2, 1996, a Schedule 13G was filed on behalf of Wellington Management Company ("WMC") reflecting beneficial ownership of greater than 5% of Westcorp common stock for the year ended December 31, 1995. WMC advises Westcorp that the shares, as to which said
Schedule 13G was filed, are owned by various investment advisory clients of WMC or its wholly-owned subsidiary which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the international accounting firm of Ernst & Young, certified public accountants, serves the Company as its auditors at the direction of the Board of Directors of the Company. One or more representatives of Ernst & Young are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval, and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares represented and voted at the Meeting.

               SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     Shareholders who wish to present proposals for action at the 1997 Annual Meeting should submit their proposals in writing an in conformance with the bylaws to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no fewer than 30 days, nor more than 60 days, prior to the date of the scheduled annual meeting for inclusion in next year's proxy statement and proxy card. The scheduled date of the annual meeting may be obtained from the Secretary after January 1, 1997.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report to Shareholders of the Company for the year ended December 31, 1995, including audited consolidated financial statements, has been mailed to the shareholders, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

     The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgments.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), is included in the Annual Report; an additional copy will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Harriet Burns Feller, Esq., Westcorp, 23 Pasteur Road, Irvine, California 92718. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Harriet Burns Feller
                                          Secretary

Irvine, California
April 1, 1996

     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATION.

REVOCABLE PROXY

                                    WESTCORP
                                23 Pasteur Road
                            Irvine, California 92718

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF WESTCORP ON APRIL 30, 1996.

    The undersigned appoints Ernest S. Rady (and in his absence or inability to serve, Joy Schaefer as alternate proxy) with the power to appoint his substitute, as proxy and hereby authorizes him and his alternate to represent and to vote all of the shares of common stock held of record by and standing in the name of the undersigned on March 1, 1996, at the annual Meeting of Shareholders of WESTCORP, to be held April 30, 1996, or any adjournment thereof, in accordance with the instructions below and IN FAVOR OF ANY PROPOSAL AS TO WHICH NO INSTRUCTION IS INDICATED.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                          (Proxy continued on reverse)

- -------------------------------------------------------------------------------
                          / / FOLD AND DETACH HERE / /

                                                            Please mark
                                                           your votes as
                                                           indicated in
                                                           this example.  / X /


1.  ELECTION OF DIRECTORS

           FOR Ernest S. Rady, Stanley E. Foster and
           Judith M. Bardwick to serve as Class II
    /  /   Directors of the Company.

   /  /    WITHHOLD AUTHORITY to vote for all nominees listed above.

   /  /    WITHHOLD AUTHORITY to vote for any INDIVIDUAL nominee.
           Write name of such nominee below.


           -----------------------------------------------------------

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 1996.

          FOR                   AGAINST                 ABSTAIN

         /  /                     /  /                    /  /

3. OTHER BUSINESS. In accordance with the recommendation of the Company's Board of Directors, the Proxy is authorized to vote upon such other business as may properly come before the Meeting and any adjournments thereof.

                I DO            DO NOT     expect to attend the Meeting.

                /  /             /  /

                               Date
                                    --------------------------------------

                               Number of Shares Owned:
                                                       -------------------

                                Signature:
                                           --------------------------------
                                                        Name


                                Signature:
                                           --------------------------------
                                                       Name

                                Please date this Proxy and sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE